Exhibit 99.1
O2Diesel Reaches Agreement with Abengoa Bioenergy to jointly develop and demonstrate the European Market for its Cleaner Burning Ethanol Diesel Blend.
Newark, DE, November 02, 2005 — O2Diesel Corporation (AMEX: OTD) today announced that it had entered into an agreement with Abengoa Bioenergy R&D, Inc. (“ABRD”) an indirect wholly-owned subsidiary of Abengoa Bioenergy, S.A. (www.abengoabioenergy.com) to provide funding and commercial support to develop the European markets for O2Diesel™ its cleaner burning ethanol diesel fuel blend.
The transaction consists of an Investment by ABRD of Euro 3,000,000 (US$3,588,000) to acquire a holding of O2Diesel Corporation’s common stock in excess of 10%, and a five year commercial agreement which sets out the terms of ABRD and O2Diesel’s joint development of O2Diesel™ for the European market. O2Diesel Corporation has agreed to use the funds from ABRD exclusively for development of the European Market. The initial countries included in the territory are Belgium, France, Germany, Netherlands, Portugal, and Spain. As part of the agreement ABRD will be the exclusive supplier of the ethanol to be used in the blending of O2Diesel™ within the territory.
“Working with Abengoa Bioenergy to develop the European market for O2Diesel™ is a tremendous opportunity for the company. Abengoa Bioenergy is an innovative global leader in Bioenergy, Europe’s largest Bioethanol producer and a perfect strategic partner for our European market development.” commented Alan Rae, CEO of O2Diesel Corporation. “The combination of ABRD’s technical and commercial experience in developing markets for fuel ethanol and O2Diesel’s experience as the leading developer of diesel ethanol fuel blends should help us to understand and develop the opportunities for O2Diesel™ fuel in Europe, and should also help us with our commercial efforts in other markets”.

As part of the agreement ABRD will make available to O2Diesel Corporation the opportunity to base its European operation at one of Abengoa’s facilities in Seville, Spain. The company’s experience with CityHome (www.cityhome.info) and municipal transit systems can be transferred to similar fleets in Europe that are looking for immediate emission (NOx and Particulate matter) reductions.
Javier Salgado, President and CEO of Abengoa Bioenergy, said, “We are partnering with O2Diesel to demonstrate and develop the ethanol diesel market in Europe, which represents the largest growth opportunity for the bioethanol market. In addition, the goal of the European Directive (2003/30/EC) is to replace 5.75% of fossil fuel with biofuels; and bioethanol, in terms of production capacity and growth potential, is the main renewable fuel capable of meeting the requirements of the Directive. When you combine this with the positive air quality benefits of ethanol, we believe that the European market will benefit from this opportunity”.
More about Abengoa Bioenergy R&D Inc.
Headquartered in St. Louis, Missouri, ABRD is an indirect subsidiary of Abengoa Bioenergy, S.A., which is the European leader in the production of bioethanol for biofuels, operating at present two bioethanol plants in Spain, Ecocarburantes Españoles and Bioetanol Galicia, with a total installed capacity of 150 and 170 million liters (40 and 45 million US Gallons) per year, respectively.

Moreover, it is developing a third plant in Salamanca, Biocarburantes de Castilla y León, with a capacity of 200 million liters (53 million US gallons) per year, of which 2.5% will be obtained from the conversion of cereal biomass by means of a new technology being developed by Abengoa Bioenergy R&D. Worldwide, Abengoa Bioenergy is one of the largest ethanol producers and is the largest producer in Europe. Abengoa Bioenergy, through its subsidiary Abengoa Bioenergy Corporation, is also the 5th largest ethanol producer in the US, with an installed capacity of 435 million liters (115 million US gallons). Upon completion of the production facility currently under construction in Ravenna, Nebraska, Abengoa Bioenergy will add another 333 million liters (88 million US gallons) to its US production, for a total of 768 million liters (203 million US gallons). The production in the US is based on corn and sorghum which provides the company with an expertise and technology to process these cereals into bioethanol.
Abengoa S.A., the parent company of Abengoa Bioenergy, is an industrial and technological company listed in Madrid stock exchange, with consolidated 2004 revenues of 1.7 billion euros, which provides solutions for Sustainable Development, Information and Knowledge Society, and the Creation of Infrastructures in four business areas: Bioenergy, being one of the largest producers worldwide; Environmental Services, as European leader in some industrial waste segments; Information Technologies, as one of main actors at international scale with operations in Europe, America and Asia; and Engineering and Industrial Construction, being the leader in Spain and South America.
More about O2Diesel: The company and Its Fuel Technology.

O2Diesel Corporation (AMEX: OTD) is a pioneer in the commercial development of a cleaner-burning diesel fuel that provides excellent performance and environmental benefits for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend treated with the company’s proprietary natural oil-derived stabilizing additive that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™. The introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.
Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products and failure to capitalize upon access to new markets.

O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.
Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000
Or
Alliance Advisors, LLC
Alan Sheinwald
+1 (914) 244-0062